EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports March Sales of $271.4 Million on a Same Store Sales Increase of 20%

Raises First Quarter EPS Guidance

Warrendale, PA, April 11, 2007 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended April 7, 2007 were $271.4 million, an increase of 35% compared to $201.6 million for the five week period ended April 1, 2006. Due to the 53rd week in fiscal 2006, March 2007 comps are compared to the five week period ended April 8, 2006. On this basis, the company delivered a comparable store sales increase of 20%, compared to 4% for same period last year.

Strong comparable store sales reflected American Eagle's on-trend spring collection, which was supported by a well-received Spring Break marketing campaign. Sales performance was favorable throughout the month, with a significant acceleration in week five, due to the shift in timing of the pre-Easter week, which occurred in March this year.

Total sales for the year-to-date nine week period ended April 7, 2007 increased 27% to $437.7 million, compared to $344.7 million for the nine week period ended April 1, 2006. Comparable store sales increased 14% for the year-to-date period compared to the same nine week period last year.

Regarding future expectations, due to the Easter shift, the company believes it is appropriate to view March and April as a combined period. As a result, the company expects overall comparable store sales for the nine week March/April period to increase in the low double-digit range.

At this time, the company is raising its first quarter earnings guidance to $0.34 to $0.35 per share, compared to $0.28 per share last year, which would represent 21% to 25% growth over last year. Previous first quarter earnings guidance was $0.31 to $0.33 per share.

To access the company's recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 834 stores in 50 states, the District of Columbia and Puerto Rico, and 73 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a new collection of dormwear and intimates, "aerie by American Eagle." aerie is available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

The company introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates eight stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's first quarter earnings expectations may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660